Exhibit 99.1

Apax Series B investment

On December 4, 2019, we announced that an affiliate (the “Apax Investor”) of Apax Partners (“Apax”) would make an investment in us in an amount of up to $400.0 million. Under the terms of the Investment Agreement, dated as of December 4, 2019 (the “Investment Agreement”), the Apax Investor initially purchased $200.0 million of our Series A convertible preferred stock (“Series A Preferred Stock”) in an issuance that closed on May 7, 2020 (the “Apax Series A Investment”). The closing of the purchase by the Apax Investor of $200.0 million of our Series B convertible preferred stock (“Series B Preferred Stock”) is scheduled to occur on April 6, 2021 (the “Apax Series B Investment”). After giving effect to the closing of the Series A Preferred Stock and Series B Preferred Stock investments and the Spin-Off, Apax’s ownership in us on an as-converted basis is approximately 12.5%.

In connection with the closing of the Apax Series A Investment, we elected Jason A. Wright, who is a designee of Apax, to our board of directors as the Initial Investor Director Designee (as defined in the Investment Agreement). Following the closing of the Apax Series B Investment, Apax and we will mutually agree on the Initial Independent Designee (as defined in the Investment Agreement), and we will use our reasonable efforts to cause the Initial Independent Designee to be confirmed by the Corporate Governance and Nominating Committee of our board of directors and be elected to our board of directors no later than 90 days following the closing of the Apax Series B Investment.

Amendment to credit agreement

Concurrently with the the offering of our convertible senior notes (the “notes”), we will amend the Credit Agreement, dated June 29, 2017, by and among Verint and the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “2017 Credit Agreement”), which is comprised of a $425.0 million term loan maturing on June 29, 2024 (the “2017 Term Loan”) and a $300.0 million revolving credit facility maturing on June 29, 2022 (the “2017 Revolving Credit Facility”) (as amended, the “Amended Credit Facility”) and repay approximately $260.1 million in amounts outstanding under the 2017 Term Loan. As of January 31, 2021, approximately $410.1 million was outstanding under the 2017 Term Loan. The Amended Credit Facility will provide us with the ability to borrow up to $300.0 million pursuant to the revolving credit facility which, as of the closing date, will be undrawn. The revolving credit facility will mature in five years and permit incremental facilities equal to the sum of (x) $250.0 million plus (y) an unlimited amount subject to the satisfaction of a 3.0x first lien net leverage ratio test. The terms of the Amended Credit Facility will be substantially the same as the 2017 Credit Agreement except that it will include updates to certain of the terms, covenant baskets and other provisions to give effect to the current size and scope of our business.

Capitalization

The following table sets forth our (i) total cash and cash equivalents, restricted cash and cash equivalents and restricted bank time deposits (excluding long-term portions) and short-term investments and (ii) capitalization as of January 31, 2021:

•	on an actual basis;

•

on a pro forma basis after giving effect to the previously announced spin-off (the “Spin-Off”) of Cognyte Software Ltd., a company limited by shares incorporated under the laws of the State of Israel whose business and operations consist of our former Cyber Intelligence Solutions business; and

•

on an as pro forma adjusted basis to give effect to the Spin-Off as well as (1) the cash collateralization of the 1.50% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”), (2) the amendment of the 2017 Credit Agreement, (3) the completion of the Apax Series B Investment, (4) the issuance and sale of the notes in this offering (assuming the initial purchasers’ option to purchase additional notes is not exercised), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us, and (5) the use of proceeds of the offering of the notes, including the repayment of approximately $260.1 million in amounts outstanding under the 2017 Term Loan and repurchase of approximately 1.6 million shares of our common stock (a number of shares of common stock approximately equal to the amount of shares to be issued by us as equity compensation during the fiscal year ending January 31, 2022), but excluding the payment of the cost of the capped call transactions.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended January 31, 2021 and our financial statements and related notes thereto, which are incorporated by reference into this offering memorandum.

	As of January 31, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents(2) (3)	$663,843	$585,273	$301,559
Restricted cash and cash equivalents, and restricted bank time deposits (excluding long-term portions) (3)	27,057	15	15
Short-term investments	51,013	46,300	46,300

Total cash, cash equivalents, restricted cash and cash equivalents, restricted bank time deposits, and short-term investments	$741,913	$631,588	$347,874

Long-term debt:
2021 Convertible Notes(3)	386,887	386,887	—
Amended Credit Facility
Term Loan	410,125	410,125	150,000
Revolving Credit Facility(4)	—	—	—
Notes offered in the offering	—	—	250,000
Less: Unamortized debt discounts and issuance costs	(7,518)	(7,518)	(1,004)
Less: Current maturities of long-term debt	(386,713)	(386,713)	—

Total long-term indebtedness	402,781	402,781	398,996

Preferred stock, $0.001 par value; 2,207,000 shares authorized; 200,000 shares Series A Preferred Stock issued and outstanding, actual, pro forma and as adjusted; 0 shares of Series B Preferred Stock issued and outstanding, actual and pro forma and 200,000 shares of Series B Preferred Stock issued and outstanding, pro forma as adjusted(5)	200,628	200,628	398,878

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; 70,177,000 shares issued and 65,773,000 shares outstanding, actual and pro forma and 70,177,000 shares issued and 64,173,000 shares outstanding pro forma as adjusted(6)(7)	70	70	70
Additional paid-in capital	1,726,166	1,446,320	1,446,320
Treasury stock, at cost 4,404,000 shares, actual and pro forma and 6,004,000 shares pro forma as adjusted	(208,124)	(208,124)	(280,924)
Accumulated deficit	(113,797)	(124,168)	(137,199)
Accumulated other comprehensive loss	(136,878)	(121,373)	(108,342)

Total Verint stockholders’ equity	1,267,437	992,725	919,925

Noncontrolling interests	15,127	2,257	2,257

Total stockholders’ equity	1,282,564	994,982	922,182

Total capitalization	$1,885,973	$1,598,391	$1,720,056

(1)	Pro forma amounts are intended to reflect our financial position as if the Spin-Off had occurred on January 31, 2021 and are not intended to be a complete presentation of our capitalization had the

Spin-Off occurred on that date. Such adjustments are provided for illustrative and informational purposes only and are not necessarily indicative of our financial condition as of that date. The pro forma adjustments are based on currently available information and assumptions that management believes are, under the circumstances and given the information available at this time, reasonable, and best reflect the Spin-Off and our financial condition as if we were a stand-alone entity on January 31, 2021 in accordance with GAAP.
(2)

The amounts above do not reflect (i) the payment of accrued interest and premium, if any, on the repayment of approximately $260.1 million in amounts outstanding under the 2017 Term Loan, (ii) the payment of the cost of the capped call transactions and (iii) the prepayment of the interest rate swap agreements. See (5) below. Pro forma as adjusted reflects the cash collateralization of the 2021 Convertible Notes. See (3) below.

(3)

On February 26, 2021, we deposited approximately $390.0 million of cash, representing the full principal amount of the 2021 Convertible Notes then outstanding as well as the final interest payment on the 2021 Convertible Notes, into an escrow account in satisfaction of the cash collateralization provisions of the amendment dated June 8, 2020 to the 2017 Credit Agreement. While the $390.0 million escrow deposit will be reported within our restricted cash balance until the 2021 Convertible Notes are repaid at maturity or our conversion obligation is satisfied, as the case may be, the pro forma as adjusted restricted cash and cash equivalents, and restricted bank time deposits does not reflect such amount. The 2021 Convertible Notes are treated as not outstanding for purposes of the 2017 Credit Agreement and the table above because they have been cash collateralized. See (2) above.

(4)

As of January 31, 2021, after giving effect to the refinancing transactions, we would have had $300.0 million in availability under our Amended Credit Facility. See “Description of certain other indebtedness.”

(5)

At the closing date of the issuance of our Series A Preferred Stock, we recorded a non-cash Future Tranche Right that represented our obligation to issue and the Apax Investor’s obligation to purchase 200,000 shares of the Series B Preferred Stock in connection with the completion of the Spin-Off. As of January 31, 2021, the fair value of the non-cash Future Tranche Right was a liability of $52.8 million. The Future Tranche Right will be remeasured in connection with the sale and issuance of the Series B Preferred Stock. The pro forma as adjusted preferred stock does not include this final remeasurement and the resulting impact to our preferred stock balance.

(6)

The number of issued and outstanding shares, actual and adjusted, excludes 2,870,267 shares of common stock underlying issued but unexercised or unvested equity incentive awards as of January 31, 2021. The number of outstanding shares actual and pro forma excludes 4,404,184 shares of treasury stock, and the pro forma as adjusted assumes a repurchase of 1,600,000 shares of our common stock at an assumed price of $45.50 per share (the closing price of our shares of common stock on April 1, 2021).

(7)

We expect to use a portion of the net proceeds from the offering of the notes to pay the cost of the capped call transactions. The entry into the capped call transactions will result in a decrease in additional paid-in capital and, therefore, a decrease in total shareholders’ equity and total capitalization. The amounts shown in the table above do not reflect these decreases.